Exhibit 99


                     BAYCORP HOLDINGS, LTD.
                1 New Hampshire Avenue, Suite 125
                 Portsmouth, New Hampshire 03801
            Phone (603) 766-4990  Fax (603) 766-4991


 BayCorp Announces Acquisition of Natural Gas Production Assets
                          in East Texas

     Portsmouth, New Hampshire, April 20, 2005 --- Nacogdoches Gas, LLC, ("Nacogdoches Gas") a wholly-owned subsidiary of BayCorp Holdings, Ltd. ("BayCorp") (AMEX: MWH), today announced that it has acquired natural gas production assets in Nacogdoches County, Texas formerly owned by SunStone Corporation ("SunStone") for approximately $3.4 million.
     The acquired assets include:

        *  Net  revenue interests of approximately 20%  to
           30%  in  four producing gas wells.  The current
           production   attributed  to  the  net   revenue
           interests  in these four wells is approximately
           250  thousand cubic feet of natural gas per day
           and  the  estimated  proved producing  reserves
           attributed  to  the  net revenue  interests  in
           these four wells are approximately 1.25 bcf.
        *  A   75.6%  ownership  interest  in  3D  seismic
           survey   data  that  covers  approximately   49
           square miles in Nacogdoches County.
        *  A   37.8%   undivided  leasehold  interest   in
           approximately  3,800  acres  within  the   area
           covered by the 3D seismic survey data.

     Nacogdoches Gas acquired SunStone's assets in accordance with the terms of its January 7, 2005 agreement with Sonerra Resources Corporation ("Sonerra"). Under its agreement with Sonerra, Nacogdoches Gas will have a 90% interest and Sonerra will have a 10% interest in these assets until 110% of the $3.4 million purchase price of the SunStone assets and all of the funding provided by Nacogdoches Gas for wells drilled under the January 7, 2005 agreement is recovered. Once Nacogdoches Gas recovers its investment and other operating costs, its interest in all assets will become 50% and Sonerra will own the other 50%.

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About BayCorp

     BayCorp Holdings, Ltd. is an unregulated holding company incorporated in Delaware. BayCorp currently has wholly owned subsidiaries that include Great Bay Power Marketing, Inc., which purchases and markets power on the open market; Great Bay Hydro Corporation, which owns and operates hydroelectric generating facilities; Nacogdoches Power, LLC, which owns the development rights to the 1000 MW natural gas-fired Sterne Power Project in Nacogdoches County, Texas; Nacogdoches Gas, LLC, which owns and develops interests in natural gas and oil production assets in Nacogdoches County, Texas and Benton Falls Associates, L.P., the owner and operator of a hydroelectric generating facility in Benton Maine. BayCorp also holds a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an internet-based independent crude oil and refined products trading exchange.

Forward Looking Statements

Any statements contained in this release regarding the Company's goals, strategies, and expectations are "forward-looking statements." Such statements include those addressing the Company's participation in the future development of natural gas and oil wells, Sonerra's continued development of natural gas and oil wells, and the recovery of the Company's investment and other operating costs associated with the wells, the production of natural gas by these and other wells, the reserves of natural gas associated with these wells and the ability to retain land under leases. Factors that may affect future results include the actual cost of the wells, the success in well drilling and development and the amount of production from the wells, the period over which the wells will be developed, Sonerra Resources, Inc.'s continued operation and its success in oil and gas well development, on which Nacogdoches Gas, LLC is substantially dependant and the ability of BayCorp or its subsidiaries to acquire financing for the development of future wells. No assurances can be given that the results in any forward-looking statements will be achieved and actual results could differ materially. Please review reports filed by BayCorp with the Securities and Exchange Commission for information and factors that could affect the Company's business.

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